EXHIBIT 99.1

SATCON® REPORTS FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

Boston, Massachusetts – March 1, 2012 - Satcon Technology Corporation® (NASDAQ CM:SATC), a leading provider of utility scale power conversion solutions for the renewable energy market, today announced its results for the fourth quarter and year ended December 31, 2011.

Revenue for the fourth quarter of 2011 was $36.0 million, compared with revenue of $45.0 million in the third quarter of 2011.  During the quarter, the company shipped 147 MWs of its industry-leading PowerGate® Plus, Prism® Platform, and Equinox® solutions.  For the year ended 2011, sales reached $188.6 million, a 9% increase over 2010 sales, and total megawatts shipped equaled 800, a 16% increased over total megawatts shipped in 2010.  North America continued to be the company’s strongest performing region in Q4, representing 94% of total revenue and megawatts shipped.

Gross margin for the quarter was -64%, compared with 12% in the third quarter of 2011.  The incremental reduction in gross margin was a direct result of $27 million in inventory-related charges associated with the company’s strategic plan to reduce costs by focusing product development, marketing, and sales on solutions for its fastest growing markets in North America and Asia.  Excluding these charges, gross margin for the quarter was 11%.

“Despite significant pricing pressure and uncertainties around program subsidies in the solar market, 2011 was a growth year for Satcon,” said Steve Rhoades, Satcon’s President and Chief Executive Officer.  “Shipments into North America nearly doubled as we continued to strengthen our relationships with some of the region’s leading solar integrators and EPC’s.”

Recent Highlights:

•                  Introduced its Equinox LC line of inverters for the light commercial solar market.  The new LC product line will include four UL certified power ratings at 12kW, 16kW, 20kW and 24kW, and five CE certified power ratings at 8kW, 10kW, 13kW, 17kW and 20kW.  The design provides a bi-polar, transformerless architecture incorporating the same system intelligence and advanced command and control capabilities that have made Satcon’s inverters the leader in the utility solar PV market.  Satcon has installed over two gigawatts of its utility-scale inverter solutions worldwide in the last four years.

•                  Entered into a strategic sales and manufacturing partnership with Great Wall Computer Company, a majority-owned subsidiary of state-owned China Electronic Corporation.  The non-exclusive five-year agreement positions Satcon to capitalize on the country’s estimated 14GW of utility-scale projects that are under development.  An initial purchase of 60MWs of Satcon inventory is expected to be delivered by April, and will help to reduce the company’s current inventory levels.

•                  Announced cost reduction initiatives as part of a strategic plan to improve the company’s financial performance and align its global workforce and operations infrastructure.  The company expects annual cost savings of approximately $15-$17 million once all actions are implemented by Q2 2012.

“The cost reduction initiatives we have adopted and the organizational changes we’ve made position us to successfully and profitably capitalize on the market opportunities ahead,” continued Rhoades.  “We continue to expect the long term growth of our business to come from North America with increasing opportunity coming from Asia.  For Q1, we expect revenue to be between $22 million and $28 million.  While the first quarter of 2012 will be subject to normal seasonality, we are confident about our future prospects.”

Conference Call Reminder

The company will hold a conference call to review its financial results and business highlights today, March 1, 2012 at 5:00 p.m. ET.  During the conference call, the company may answer questions concerning business and financial developments and trends, and other business and financial matters. The company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

The conference call will be webcast live over the Internet and can be accessed on the Investor Relations section of the company’s website at http://investor.satcon.com.  The conference call also can be accessed by dialing (877) 407-8289 (U.S. and Canada) or (201) 689-8341 (International).  Interested parties that are unable to listen to the live call may access an archived version of the webcast on Satcon’s website.

About Satcon

Satcon Technology Corporation is a leading provider of utility-grade power conversion solutions for the renewable energy market, enabling the industry’s most advanced, reliable and proven clean energy alternatives.  For more than ten years, Satcon has designed and delivered advanced power conversion products that enable large-scale producers of renewable energy to convert the clean energy they produce into grid-connected efficient and reliable power.  To learn more about Satcon, please visit http://www.Satcon.com.

Safe Harbor

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “will,” “intends,” “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Forward looking statements contained in this press release include, without limitation, the Company’s expectations (i) with respect to the strategic sales and manufacturing partnership with Great Wall Computer Company, including the expected sale of 60MWs of Satcon inventory to be delivered by April and the impact the agreement will have on the Company’s ability to capitalize on the country’s estimated 14GW of utility-scale projects that are under development; (ii) that its recently announced cost reduction initiatives will result in annual cost savings of approximately $15-$17 million once all actions are implemented by Q2 2012; (iii) that the cost reduction initiatives organizational changes position the Company to successfully and profitably capitalize on the market opportunities ahead; (iv) that the long term growth of its business will come from North America with increasing opportunity coming from Asia; (v) that first quarter 2012 revenue will between $22 million and $28 million; and (vi) regarding its future prospects.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company’s expectation.  Additional information concerning risk factors is contained from time to time in the company’s SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC.  Forward-looking statements contained in this press release speak only as of the date of this release.  Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date.  The company expressly disclaims any obligation to update the information contained in this release.

Contact

Leah Gibson

Director of Investor Relations

Satcon Technology Corporation
(617) 910-5515
leah.gibson@Satcon.com

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$21,586,497	$30,094,162
Accounts receivable, net of allowance of $2,231,616 and $974,887 at December 31, 2011 and 2010 respectively	46,082,592	73,713,308
Unbilled contract costs and fees	—	174,342
Inventory	49,937,028	40,542,893
Note receivable	4,114,388	—
Prepaid expenses and other current assets	2,468,202	4,254,246

Total current assets	124,188,707	148,778,951
Property and equipment, net	11,091,910	7,284,285
Other long-term assets	676,850	—

Total assets	$135,957,467	$156,063,236

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Line of credit	$34,675,000	$15,000,000
Accounts payable	53,096,049	45,060,537
Accrued payroll and payroll related expenses	3,011,981	4,476,685
Other accrued expenses	5,818,366	6,824,388
Accrued restructuring costs	1,543,830	49,203
Note payable, current portion, net of discount of $320,592 and $434,247 at December 31, 2011 and 2010, respectively	3,912,600	2,107,473
Current portion of subordinated convertible notes	12,369,336	—
Current portion of deferred revenue	6,015,235	8,099,852
Total current liabilities	120,442,397	81,618,138

Warrant liabilities	131,530	5,454,109
Note payable, net of current portion and discount of $120,931 and $399,589 at December 31, 2011 and 2010, respectively	5,104,157	9,058,691
Long-term subordinated convertible notes, net of current portion	5,870,664	—
Deferred revenue, net of current portion	25,525,032	11,622,918
Other long-term liabilities	709,986	318,151
Total liabilities	157,783,766	108,072,007
Commitments and contingencies

Stockholders’ (deficit) equity:
Preferred stock; $0.01 par value 1,000,000 shares authorized, 0 shares issued and outstanding at and December 31, 2011 and 2010, respectively	—	—
Common stock; $0.01 par value, 200,000,000 shares authorized; 121,803,656 and 117,911,278 shares issued and outstanding at December 31, 2011 and 2010, respectively	1,218,037	1,179,113
Additional paid-in capital	305,310,085	291,717,323
Accumulated deficit	(326,924,853)	(243,475,639)
Accumulated other comprehensive loss	(1,429,568)	(1,429,568)
Total stockholders’ (deficit) equity	(21,826,299)	47,991,229
Total liabilities and stockholders’ (deficit) equity	$135,957,467	$156,063,236

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Product revenue	$36,039,496	$72,560,200	$188,551,604	$173,301,973
Cost of product revenue	58,990,186	52,093,252	187,703,315	129,360,472
Gross profit (loss)	(22,950,690)	20,466,948	848,289	43,941,501

Operating expenses:
Research and development	5,222,477	5,893,201	26,779,824	15,656,330
Selling, general and administrative	12,984,175	11,024,080	47,528,635	34,563,929
Restructuring charge	1,769,402	—	2,964,372	783,701

Total operating expenses from continuing operations	19,976,054	16,917,281	77,272,832	51,003,960

Operating loss from continuing operations	(42,926,744)	3,549,667	(76,424,543)	(7,062,459)

Change in fair value of subordinated convertible notes and warrant liabilities	(1,288,576)	(2,124,218)	1,812,335	(3,162,323)
Loss on extinguishment of debt	(2,770,000)	—	(2,770,000)	—
Other (loss) income, net	(83,356)	(679,684)	(1,455,741)	(658,755)
Interest income	89,995	599	415,118	784
Interest expense	(1,014,129)	(550,108)	(4,704,675)	(1,467,759)

Income (loss) from continuing operations before income taxes	(47,992,810)	196,256	(83,127,506)	(12,350,512)
Provision for income taxes	—	—	321,708	—
Income (loss) from continuing operations, net of income taxes	(47,992,810)	196,256	(83,449,214)	(12,350,512)
Gain on sale of discontinued operations, net of income taxes	—	—	—	500,217
Income from discontinued operations, net of income taxes	—	—	—	31,390
Net income (loss)	(47,992,810)	196,256	(83,449,214)	(11,818,905)

Deemed dividend and accretion on Series C preferred stock	—	(3,281,499)	—	(7,622,576)
Dividend on Series C preferred stock	—	(92,465)	—	(1,027,397)
Net loss attributable to common stockholders	$(47,992,810)	$(3,177,708)	$(83,449,214)	$(20,468,878)

Net loss per weighted average share, basic and diluted:
From loss from continuing operations net of income tax and before discontinued operations attributable to common stockholders	$(0.40)	$(0.03)	$(0.70)	$(0.26)
From income from discontinued operations	—	—	—	$0.01
From gain on sale of discontinued operations	—	—	—	—
Net loss attributable to common stockholders per weighted average share, basic and diluted	$(0.40)	$(0.03)	$(0.70)	$(0.25)

Weighted average number of common shares, basic and diluted	120,245,132	110,940,262	119,432,445	82,210,459